                                                                    EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 3, 2000, except for Notes 1 and 2, as to which the date is August 1, 2000, with respect to the consolidated financial statements of Paging Network, Inc. as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, in the Registration Statement (Form S-4) and related Prospectus of Arch Communication Group, Inc. for the registration of 29,651,984 shares of common stock to be exchanged for all of the outstanding 10 7/8% senior discount notes due 2008 of Arch Communication Group, Inc. (the Registration Statement).



     We also consent to the use of our report dated February 12, 1999, except for the eighth paragraph of Note 1 and the second paragraph of Note 6, as to which the date is March 26, 1999, and the ninth paragraph of Note 1, as to which the date is April 12, 1999, with respect to the financial statements of MobileMedia Communications, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, in the Registration Statement.



                                                 /s/ ERNST & YOUNG LLP



Dallas, Texas


August 3, 2000